Exhibit 99.1

Press Release

SOURCE: Optical Communication Products, Inc.

Optical Communication Products, Inc. Announces Financial Results for Third Quarter ended June 30, 2005 and Election of New Directors

Woodland Hills, Calif. – (Business Wire) – July 28, 2005 – Optical Communication Products, Inc. (Nasdaq: OCPI), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today reported financial results for the quarter ended June 30, 2005, which is the third quarter of OCP’s fiscal year ending September 30, 2005.

Revenue for the third quarter of fiscal 2005 decreased 4.7% to $13.6 million from $14.3 million for the same period in fiscal 2004, and increased 0.7% compared with $13.5 million for the second quarter of fiscal 2005. Net income for the third quarter of 2005 was $468,000 compared to net income of $1.0 million for the same period in fiscal 2004, and a net loss of $1.1 million for the second quarter of fiscal 2005. The earnings per diluted share for the third quarter of fiscal 2005 was $0.00 per share compared to earnings per diluted share of $0.01 for the same period in fiscal 2004, and a loss per share of $0.01 for the second quarter of fiscal 2005. In addition, during the third quarter of fiscal 2005, the Company utilized approximately $543,000 of inventory in production that had previously been written down to zero.

"Our performance has remained consistent, with revenue between $13 million and $14 million for the last few quarters,” said Dr. Muoi Van Tran, OCP’s Chairman and CEO. “We also continue to enjoy a strong cash position, with approximately $149 million in cash, cash equivalents and marketable securities as of June 30, 2005."

The current economic environment in the telecommunications sector continues to limit the company’s visibility with respect to its long-term revenue forecasts. In the short-term, revenue in the fourth quarter ending September 30, 2005 is expected to be within the range of $14 million to $16 million.

OCP also today announced the election of Haruki Ogoshi and Arinobu Sato to its board of directors to fill the vacancies created by the recent resignations of Naoomi Tachikawa and Akihiro Fukunaga, who resigned as directors effective July 25, 2005.

Mr. Ogoshi has been with The Furukawa Electric Co., Ltd. since April 1980. Currently, Mr. Ogoshi is General Manager of the Optical Component Products Department Telecommunications Company of The Furukawa Electric Co., Ltd., a position he has held since April 2004. Mr. Ogoshi also served as Deputy Senior Manager of FITEL Products Division (August 2003 to March 2004), General Manager of Optical Component Dept. FITEL Products Division (November 2002 to August 2003), and General Manager of Optical Subsystem Department, FITEL Products Division (June 1999 to November 2002). Mr. Ogoshi earned his masters degree and bachelors degree in Electrical Engineering from Ibaragi University in Japan.

Mr. Sato joined The Furukawa Electric Co., Ltd. in April of 1982 and has held a number of positions since that time. Currently, Mr. Sato is Manager of the Group Business Administration Department, a position he has held since July 2005. From September 2003 until July 2005, Mr. Sato was Manager of the Accounting and Financing Division. Mr. Sato also worked at Furukawa Electric North America, where he was Chief Financial Officer from June 1998 until January 2003 and President from January 2003 until December 2003. Mr. Sato earned his bachelors degree in commerce from Waseda University in Japan.

About OCP

About Optical Communication Products

OCP designs, manufactures and sells a comprehensive line of high performance, highly reliable fiber optic subsystems and modules for metropolitan area, local area and storage area networks. OCP’s subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks. For more information visit OCP’s web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Woodland Hills, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.4% of OCP’s outstanding capital stock as of June 30, 2005.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiber optic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. On September 29, 2003, OCP announced that a special committee of its board of directors is evaluating strategic alternatives to enhance shareholder value and liquidity and that the special committee had retained Bear, Stearns & Co. Inc., which is advising the committee in evaluating strategic alternatives, including a special dividend, share repurchases, strategic merger or sale of the Company. Other factors that could cause OCP’s actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that none of the strategic alternatives being evaluated will be implemented by OCP. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Susie Nemeti, CFO

(818) 251-7100

Optical Communication Products, Inc.

Optical Communication Products, Inc.
Statements Of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue	$13,621	$14,299	$41,172	$43,977
Cost of Revenue	8,300	7,770	25,849	24,732

Gross Profit	5,321	6,529	15,323	19,245

Operating expenses:
Research and development	3,510	4,152	11,155	12,970
Sales and marketing	1,120	1,153	3,574	3,831
General and administrative	1,219	1,504	3,660	4,728

Total expenses	5,849	6,809	18,389	21,529

Loss from operations	(528)	(280)	(3,066)	(2,284)

Other income, net	996	1,286	2,433	1,842

Income (loss) before income taxes	468	1,006	(633)	(442)
Income tax provision	—	—	—	192

Net income (loss)	$468	$1,006	$(633)	$(634)
Basic earnings (loss) per share	$0.00	$0.01	$(0.01)	$(0.01)

Diluted earnings (loss) per share	$0.00	$0.01	$(0.01)	$(0.01)

Basic Shares Outstanding	112,927	112,655	112,868	112,463

Diluted Shares Outstanding	113,754	113,938	112,868	112,463

Optical Communication Products, Inc.
Balance Sheets
(In thousands, except share and per share data)

ASSETS	June 30, 2005 (Unaudited)	September 30, 2004
Current Assets:
Cash and cash equivalents	$ 84,622	$ 75,423
Marketable securities	64,814	75,131
Accounts receivable less allowance for doubtful accounts:
$369 at June 30, 2005 and $362 at September 30, 2004	8,539	8,566
Inventories	11,466	8,649
Prepaid expenses and other current assets	1,310	1,118

Total current assets	170,751	168,887
Property, plant and equipment, net	25,937	29,278
Intangible assets, net	1,127	1,802

Total	$197,815	$199,967

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 2,157	$ 1,136
Accounts payable to related parties	4,436	3,325
Accrued payroll and benefits	1,365	1,989
Accrued bonus	1,822	4,451
Other accrued expenses	1,019	1,248
Income taxes payable	97	158

Total current liabilities	10,896	12,307

Other long-term liabilities	200	400

Stockholders' equity:
Class A - common stock, $.001 par value; 200,000,000 shares
authorized, 46,962,777 shares and 46,771,927 shares issued
and outstanding at June 30, 2005 and September 30, 2004,
respectively	47	47
Class B - common stock $.001 par value; 66,000,000 shares
authorized, 66,000,000 shares issued and outstanding
at June 30, 2005 and September 30, 2004	66	66
Additional paid-in capita	133,010	132,917
Retained earning	53,596	54,230

Total stockholders' equity	186,719	187,260

Total	$197,815	$199,967